UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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☒	Soliciting Material Pursuant to §240.14a-12

Wheeling - Pittsburgh Corporation

(Name of Registrant as Specified In Its Charter)

Esmark Incorporated

Bouchard Group, L.L.C.

Franklin Mutual Advisers, LLC

James P. Bouchard

Craig T. Bouchard

Albert G. Adkins

Clark Burrus

C. Frederick Fetterolf

James V. Koch

George Muñoz

Joseph Peduzzi

James A. Todd

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

Esmark Responds to Wheeling-Pittsburgh Corporation’s

Proposed Merger with CSN

Shareholders Will Determine WP’s Future, Not Shotgun Marriage Proposed by

Wheeling-Pittsburgh’s Management

CHICAGO, October 25, 2006—Esmark Incorporated (“Esmark”), a steel services company supported by global investor Franklin Mutual Advisers, LLC, and lead bank JP Morgan Chase N.A., today released the following statement from its Chief Executive Officer, James P. Bouchard, in response to the announcement from Wheeling-Pittsburgh Corporation (NASDAQ: WPSC) (“Wheeling-Pitt”) that it has signed a definitive merger agreement with Companhia Siderurgica Nacional (NYSE: SID) (“CSN”) under substantially the same terms and conditions that Tontine Partners, Jeff Gendell, the United Steelworkers and Esmark have said are unacceptable.

“We are not surprised that Wheeling-Pitt’s management and board of directors has ignored shareholders and the United Steelworkers and instead entered into a merger agreement that would give control of Wheeling-Pitt to CSN. By taking this action, the board of directors and executive management has once again revealed their lack of business judgment and disregard for the shareholders, employees and retirees of Wheeling-Pitt by entering into a shotgun marriage. Shotgun weddings don’t work.”

“This decision has made the November 17th election of directors a referendum on Mr. Bradley’s past performance as well as the future direction of Wheeling-Pitt. A vote for Wheeling-Pitt’s slate of directors on November 17th is a vote for keeping Mr. Bradley at the helm of Wheeling-Pitt and ceding control of Wheeling-Pitt to a Brazilian company. It is time to remove this management team and replace the board.”

“We remain firmly committed to the election of our slate of directors at the November 17 annual stockholders meeting so that we can begin to rebuild Wheeling-Pitt and reclaim its leadership role in the steel industry.”

Esmark Incorporated has previously filed its definitive proxy statement relating to the 2006 annual meeting of Wheeling-Pittsburgh Corporation stockholders with the Securities and Exchange Commission (the “SEC”) and has mailed its definitive proxy statement and WHITE proxy card to Wheeling-Pittsburgh stockholders. Esmark urges Wheeling-Pittsburgh stockholders to read its definitive proxy statement and other related documents as they contain important information, including information relating to the participants in the solicitation. Copies of the definitive proxy statement are available free of charge at the SEC’s website at http://www.sec.gov or by contacting Esmark’s proxy solicitor, Innisfree M&A Incorporated, at its toll-free number (888)750-5834.

About Esmark

Headquartered in Chicago and founded by the Bouchard Group, Esmark is a steel services family of companies. The mission of Esmark is to establish the benchmark standards for strategic consolidation, operating efficiency and management excellence in the steel sector. More information about Esmark can be found at www.esmark.com. This press release contains forward-looking statements. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the ability to successfully solicit sufficient proxies to elect Esmark’s nominees for director and the ability to achieve anticipated cost savings as a result of the proposed merger, competition in the steel industry, dependence on suppliers of raw materials, and cyclical demand for steel products.

Media Contact:

Bill Keegan, Edelman, 312.240.2624, bill.keegan@edelman,com

For Investors:

Craig T. Bouchard, Esmark, 708.756.0400, ctbouchard@esmark.com

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